  Exhibit 5.1

[Letterhead of Burns & Levinson LLP]

April 15, 2020

Zoom Telephonics, Inc.
225 Franklin Street, 26th Floor
Boston, MA 02110

Re: Securities Being Registered under Registration Statement on Form S-8

Ladies and Gentlemen:

We have assisted in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to (i) an aggregate of 4,000,000 shares of common stock, $.01 par value per share (the “2019 Plan Shares”), of Zoom Telephonics, Inc., a Delaware corporation (the “Company”), issuable under the Company’s 2019 Stock Option Plan (the “2019 Plan”), and (ii) an aggregate of 1,000,000 shares of common stock, $.01 par value per share (the “2019 Directors Plan Shares” and, together with the Plan Shares, the “Shares”) of the Company issuable under the Company’s 2019 Directors Stock Option Plan (the “2019 Directors Plan”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below. We have relied, without independent verification, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).

For purposes of the opinion expressed below, we have assumed that a sufficient number of authorized but unissued shares of the Company’s common stock will be available for issuance when the Shares are issued.

Based on the foregoing, we are of the opinion that the 2019 Plan Shares and 2019 Directors Plan Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the 2019 Plan and the 2019 Directors Plan, respectively, will be validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Burns & Levinson LLP

Burns & Levinson LLP